PART II. OTHER INFORMATION:

Item 4.  Submission of Matter to a Vote of Security Holders

          (a) The Annual Meeting of the Stockholders was held on April 11, 1995

          (b) Proxies for the Annual Meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934, there was no solicitation in opposition to the nominees for the Board of Directors as listed in the Proxy Statement, and all of such nominees were elected.

          (c) A brief description of each matter voted upon at the Annual Meeting, and the results of voting, are as follows:

1. Election of three (3) Directors to serve for a term expiring in 1998:

                                     FOR             AGAINST

     James A. Bitonti         41,411,477 shares   452,293 shares
     Michael W. Huber         41,387,512 shares   476,258 shares
     Patricia K. Woolf, Ph.D. 41,372,811 shares   490,959 shares

2. Approval of the selection by the Board of Directors of an auditor for 1995:

     FOR                    AGAINST               ABSTAINED

41,448,678 shares        354,886 shares      60,206 shares




















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